Exhibit 99.1

Actinium Pharmaceuticals, Inc. Announces Reverse Stock Split

NEW YORK, NY – August 10, 2020 – Actinium Pharmaceuticals, Inc. (NYSE AMERICAN: ATNM) (“Actinium” or the “Company”) today announced that its Board of Directors approved a 1-for-30 reverse split of its issued and outstanding common stock that will become effective after trading closes on August 10, 2020. Trading of the Company common stock will begin on a split-adjusted basis when markets open on August 11, 2020. The common stock will continue to trade on the NYSE American under the ticker symbol “ATNM,” although a new CUSIP number 00507W206 has been assigned as a result of the reverse stock split.

Upon effectiveness of the reverse stock split, every thirty (30) shares of the Company’s pre-reverse split common stock will be combined and reclassified into one (1) share of common stock. The reverse stock split will not modify any rights of the Company’s common stock. The reverse stock split will also apply to common stock issuable upon the exercise of the Company’s outstanding warrants and stock options, with a proportionate adjustment to the numbers of shares which can be purchased upon the exercise of the warrants and stock options and the exercise prices thereof, and under the Company’s equity incentive plan. Immediately after the reverse stock split becomes effective, the Company will have approximately 13,585,268 shares of common stock outstanding (subject to surrender of fractional shares in exchange for cash payment in lieu). No fractional shares will be issued following the reverse stock split.

As previously disclosed, on December 18, 2019, the Company’s stockholders approved  a proposal authorizing the Company’s Board of Directors to effect a reverse stock split at its discretion at a ratio not greater than 1-for-75 in order to help regain compliance with the NYSE American’s minimum price requirements. The Board of Directors approved the reverse stock split at a ratio of 1-for-30 on August 7, 2020.

Stockholders of record will be receiving information regarding their share ownership following the reverse stock split from the Company’s transfer agent, Action Stock Transfer. Action Stock Transfer Corp can be reached at (801) 274-1088. Additional information about the reverse stock split can be found in the Company’s definitive proxy statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 25, 2019, and available free of charge at the SEC’s website, www.sec.gov.

About Actinium Pharmaceuticals, Inc.

Actinium Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing ARCs or Antibody Radiation-Conjugates, which combine the targeting ability of antibodies with the cell killing ability of radiation. Actinium’s lead application for our ARCs is targeted conditioning, which is intended to selectively kill patient’s cancer cells and certain immune cells prior to a BMT or Bone Marrow Transplant, CAR-T and other cell therapies or gene therapy to enable engraftment of these transplanted cells with minimal toxicities. With our ARC approach, we seek to improve patient outcomes and access to these potentially curative treatments by eliminating or reducing the non-targeted chemotherapy that is used for conditioning in standard practice currently. Our lead product candidate, Iomab-B is being studied in the ongoing pivotal Phase 3 Study of Iomab-B in Elderly Relapsed or Refractory Acute Myeloid Leukemia (SIERRA) trial for BMT conditioning. The SIERRA trial is over fifty percent enrolled and promising single-agent, feasibility and safety data has been highlighted at ASH, TCT, ASCO and SOHO annual meetings. Beyond Iomab-B, we are developing a multi-disease, multi-target pipeline of clinical-stage ARCs targeting the antigens CD45 and CD33 for targeted conditioning and as a therapeutic either in combination with other therapeutic modalities or as a single agent for patients with a broad range of hematologic malignancies including acute myeloid leukemia, myelodysplastic syndrome and multiple myeloma. Underpinning our clinical programs is our proprietary AWE (Antibody Warhead Enabling) technology platform. This is where our intellectual property portfolio of over 120 patents, know-how, collective research and expertise in the field are being leveraged to construct and study novel ARCs and ARC combinations to bolster our pipeline for strategic purposes. Our AWE technology platform is currently being utilized in a collaborative research partnership with Astellas Pharma, Inc.

Forward-Looking Statements for Actinium Pharmaceuticals, Inc.

This press release may contain projections or other “forward-looking statements” within the meaning of the “safe-harbor” provisions of the private securities litigation reform act of 1995 regarding future events or the future financial performance of the Company which the Company undertakes no obligation to update, including but not limited to, statements relating to the Company’s expectations regarding the intended use of proceeds of the public offering. These statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with preliminary study results varying from final results, estimates of potential markets for drugs under development, clinical trials, actions by the FDA and other governmental agencies, regulatory clearances, responses to regulatory matters, the market demand for and acceptance of Actinium’s products and services, performance of clinical research organizations and other risks detailed from time to time in Actinium’s filings with the SEC, including without limitation its most recent annual report on form 10-K, subsequent quarterly reports on Forms 10-Q and Forms 8-K, each as amended and supplemented from time to time.

Investor Contact:

Hans Vitzthum

LifeSci Advisors, LLC

Hans@LifeSciAdvisors.com

P: (617) 535-7743